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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                     SCHEDULE 13G
                                    (RULE 13D-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS FILED
               PURSUANT TO RULES 13d - 1(b)(c), AND (d) AND AMENDMENTS
                       THERETO FILED PURSUANT TO RULE 13d-2(b)

                      UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO.                   )*
                                        ------------------

                              The Lamson & Sessions Co.
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                                   (Name of Issuer)

                           Common Shares, without par value
--------------------------------------------------------------------------------
                            (Title of Class of Securities)

                                      513696104
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                                    (CUSIP Number)

                                     July 8, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     /x/ Rule 13d-1(b)
     / / Rule 13d-1(c)
     / / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 1 of 5 Pages
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CUSIP NO.                             13G                     Page 2 of 5 Pages
513696104

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 (1) NAME OF REPORTING PERSONS - The Lamson & Sessions Co. Salaried Employees'
                                 Retirement Plan
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


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 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) / /
                                                                       (b) / /
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 (3) SEC USE ONLY

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 (4) CITIZENSHIP OR PLACE OF ORGANIZATION   State of Ohio

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     NUMBER OF                (5)    SOLE VOTING POWER:   682,756
      SHARES
   BENEFICIALLY               -------------------------------------------------
  OWNED BY EACH               (6)    SHARED VOTING POWER:    0
    REPORTING
   PERSON WITH                -------------------------------------------------
                              (7)    SOLE DISPOSITIVE POWER:  682,756

                              -------------------------------------------------
                              (8)    SHARED DISPOSITIVE POWER:    0

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 (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             682,756

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(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES* / /

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(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       5.1%

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(12)   TYPE OF REPORTING PERSON*                    EP

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                         *SEE INSTRUCTION BEFORE FILLING OUT

                                 2 of 5 Pages
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                                     SCHEDULE 13G

ITEM 1(a).     NAME OF ISSUER:  The Lamson & Sessions Co.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                              25701 Science Park Drive
                              Cleveland, Ohio 44122

ITEM 2.        2(a)  Name of Person Filing:  The Lamson & Sessions Co. Salaried
                                             Employees' Retirement Plan

               2(b)  Address of Principal Business Office, or, if none,
                     Residence:  25701 Science Park Dr.
                                 Cleveland, Ohio 44122

               2(c)  Citizenship:  STATE OF OHIO

               2(d)  Title of Class of Securities:  COMMON SHARES,
                                                    WITHOUT PAR VALUE

               2(e)  CUSIP Number: 513696104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a)  / /  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  / /  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  / /  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) / / Investment company registered under Section 8 of the Investment Company Act.

     (e)  / /  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) /x/ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) / / A church plan that is excluded from the definition of an investment company under Section 3(b)(14) of the Investment Company Act;

     (j)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.  / /

ITEM 4.        OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)       Amount beneficially owned:  See Item 9 on Page 2 of 5

     (b)       Percent of class:  See Item 11 on Page 2 of 5

                                 3 of 5 Pages
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                                     SCHEDULE 13G



     (c)       Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote
                         SEE ITEM 5 ON PAGE 2 OF 5,

               (ii)  Shared power to vote or to direct the vote
                         SEE ITEM 6 ON PAGE 2 OF 5,

               (iii) Sole power to dispose or to direct the disposition of
                         SEE ITEM 7 ON PAGE 2 OF 5,

               (iv)  Shared power to dispose or to direct the disposition of
                         SEE ITEM 8 ON PAGE 2 OF 5.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not Applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

ITEM 10.       CERTIFICATION.

     By signing below, I certify that, to the best of my knowledge and belief, the Securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 4 of 5 Pages
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                                     SCHEDULE 13G



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    August 7, 1998
                                       ----------------------------------------
                                                        (Date)


                                        /s/         James J. Abel
                                       ----------------------------------------
                                                     (Signature)

                                                    James J. Abel
                                                    Attorney-In-Fact*


*Signed pursuant to a power of attorney, dated August 6, 1998, included as
Exhibit 24 to this Schedule 13G.


EXHIBIT INDEX

Exhibit 24     Power of Attorney


                                 5 of 5 Pages